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                                                                    Exhibit 18.1

Dairy Mart Convenience Stores, Inc.
300 Executive Parkway
Hudson, Ohio 44236



Re:  Form 10-K Report for the year ended January 30, 1999.


     Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrants independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that as of February 1, 1998, the Company changed from the LIFO method of accounting for certain of its inventories to the FIFO method. The Company had previously accounted for approximately 50% of its inventory on the LIFO method. According to the management of the Company, this change was made to more appropriately cost inventory in light of continuing price volatility in the prices of its inventory, particularly as it relates to price volatility in the category of cigarettes, thus eliminating the confusion to financial statement users and provide a more uniform system for valuing all its inventories company-wide.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.


Very truly yours,

Arthur Andersen LLP